CMA MULTI-STATE MUNICIPAL SERIES TRUST

CMA CALIFORNIA MUNICIPAL MONEY FUND

SERIES NO. 4

FILE # 811-5011

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/16/04	CA School Cash Reserve 1.6% 7/06/05	80,000,000	754,805,000	Piper Jaffray
9/30/04	CA St Rans Ser A 1.735% 6/30/05	60,000,000	6,000,000,000	Bank of America